Exhibit 10.24
SEPARATION AGREEMENT
     This SEPARATION AGREEMENT (the “Agreement”) is by and between Helen W. Cornell (“Employee,” “you” or “your”) and Gardner Denver, Inc. (the “Company,” “we” or “our”). In consideration of the promises and conditions set forth below, and intending to be legally bound, you and the Company agree as follows:
     1. Separation. You and the Company hereby agree that you shall cease employment effective at the close of business on November 26, 2010 (“Separation Date”). You will be paid your salary and any accrued but unused vacation days through the Separation Date. Until the Separation Date, you agree to assist the Company in the orderly transition of your responsibilities. You agree to take any actions necessary to resign your positions as an officer, director, authorized representative, or similar role with the Company and its affiliates. On the Separation Date, you agree that you will return all Company property, and that you will not retain any copies, duplicates, reproductions, or excerpts thereof. You agree, at the Company’s expense, to cooperate in the prosecution or defense of any litigation or other governmental investigations and proceedings that involves or pertains to the Company and/or related persons.
     2. Separation Benefits. Provided you (a) sign this Agreement and do not revoke your signature as set forth in Section 5, (b) comply with terms of this Agreement, and (c) do not resign your employment, or are not terminated by the Company for “Cause” (as defined below) prior to November 26, 2010, the Company will provide you with the following separation benefits:
     (i) The following unvested non-qualified stock options to purchase shares of the Company’s common stock (the “Common Stock”), will automatically vest on the Separation Date and will remain exercisable for 90 days following your Separation Date: (1) the 3,633 stock options granted on February 18, 2008, and (2) the 10,666 stock options granted on February 23, 2009. The non-qualified stock option to purchase 10,000 shares of Common Stock granted to you on February 22, 2010 shall be forfeited and cancelled in full on the Separation Date. The parties agree that the foregoing provisions hereby amend and supersede, to the extent required, the applicable provisions of your applicable award agreements evidencing such stock options.
     (ii) The following unvested restricted stock units granted to you prior to December 31, 2009, will automatically vest on the Separation Date and be paid in accordance with the terms of the Company’s Long-Term Incentive Plan, as amended and restated (the “Incentive Plan”): (1) 4,500 restricted stock units granted on February 18, 2008 and (2) 7,300 restricted stock units granted on February 23, 2009. The 4,700 unvested restricted stock units granted to you on February 22, 2010 shall be forfeited and cancelled in full on the Separation Date. The parties agree that the foregoing provisions hereby amend and supersede, to the extent required, the applicable provisions of your applicable award agreements evidencing such restricted stock units.
     (iii) A grant of restricted stock units with a market value of One Hundred and Fifty Thousand U.S. Dollars ($150,000) on the Separation Date will be made on the Separation Date, prior to separation from employment. This grant shall vest on the third anniversary of the grant date, subject to any forfeiture provisions therein, and be subject to the terms of the Incentive Plan and a Restricted Stock Units Agreement substantially in the form attached hereto as Exhibit A.
     (iv) A pro-rata cash payment (based upon your time of service with the Company in fiscal 2010) of the 2010 annual bonus payable to you under the Company’s Executive Annual Bonus Plan if, and to the extent that, our Management Development and Compensation Committee determines that the performance goals for this bonus are met as of December 31, 2010, which amount shall be payable to you no later than March 15, 2011.
     (v) A one-time cash bonus to compensate you, on a grossed-up basis, for any increased incremental taxes you are expected to incur (including federal, state, local, and payroll taxes) as a result of receiving your distribution from the Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan in a taxable year later than 2010, which amount shall be payable to you in a lump sum on the first date that any payment is required to be made or commence to you under the terms of such Supplemental Excess Defined Contribution Plan and any distribution election thereunder. This bonus will be calculated using the tax rates in effect on January 1, 2011.
     (vi) Your eligibility and any benefits under the Company’s Pension Plan, Retirement Savings Plan, and Supplemental Excess Defined Contribution Plan will be governed exclusively by the terms and conditions of the applicable plan document(s). Your contributions and the Company’s contributions will cease on the Separation Date. You will continue to receive the Company’s executive tax return preparation service regarding your 2010 tax return and tax planning services through the firm as determined by the Company, up to an aggregate amount no greater than $6,000.00.
     You acknowledge and agree that except for the payments and benefits provided for in this Section 2, you will not be entitled to any other amounts, payments, or benefits from the Company and its subsidiaries and affiliates, including, without limitations, any long-term cash incentive awards under the Incentive Plan, and that all other Company benefits and perquisites shall terminate on the Separation Date pursuant to the Company’s policies and procedures. You further agree to pay to the Company, and otherwise authorize the Company to deduct from any of the amounts set forth in this Section 2, the amounts, if any, owed by you to the Company or any governmental authority, including, without limitation, any tax withholding obligations or personal expenditures charged to the Company or other amounts that you have agreed to pay to, or are contractually obligated to pay, the Company (except that, any amounts owed to the Company will not be deducted from any nonqualified deferred compensation except to the extent any such deduction would not trigger the adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended). For purposes of this Section 2, “Cause” means (a) your willful and continued failure to substantially perform your reasonably assigned duties with the Company or its affiliates, which failure continues for at least five (5) days after written demand for substantial performance was delivered to you identifying the manner in which your duties have not been substantially performed; (b) your breach of a fiduciary duty involving personal profit, commission of a felony or a crime involving fraud or moral turpitude, or material breach of any material provision of the Company’s written policies; (c) your willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its affiliates, as determined in the sole discretion of the Company’s Board of Directors; or (d) your breach of any term of this Agreement, including, without limitation, the non-disparagement, non-solicitation, non-competition, or confidentiality provisions of this Agreement. No act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that the action or omission was legal, proper, and in the best interests of the Company or its affiliates.
     3. Waiver and Release.
     (a) In exchange for the benefits promised to you in this Agreement, and as a material inducement for those promises, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and/or related persons from any and all claims, demands, causes of action, attorneys fees, rights, and liabilities of every kind and nature (whether or not you now know them to exist), which you ever had, now have, or may have against the Company and/or related persons for any reason, matter, cause, or thing whatsoever, through the Separation Date, including, without limitation, claims arising out of or related to your employment with the Company or the termination of your employment. This WAIVER and RELEASE includes, without limitation, any claim for unlawful discrimination under the Age Discrimination in Employment Act of 1967 (the “ADEA”); Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990, 42 U.S.C. § 1981; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act; the Civil Rights Act of 1991; and the Equal Pay Act, each of the foregoing as amended and as may be amended from time to time, and any claim under any other federal, state, or local constitution, statute, rule, regulation, or ordinance relating to your employment, the termination of your employment, or for breach of contract, wrongful discharge, tort, or other civil wrong. To the fullest extent permitted by law, you PROMISE NOT TO SUE or bring any lawsuit related to the claims you are waiving by this Agreement against the Company and/or related persons in the future, individually or as a member of a class, except to seek a determination of the validity of the waiver of your rights under the ADEA. You will immediately withdraw with prejudice any such lawsuit that you have initiated before the Effective Date (as defined below) of this Agreement. You acknowledge that although this provision prohibits you from filing or maintaining a lawsuit concerning claims covered by this Agreement, it does not prohibit you from lodging a charge or complaint with any governmental agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.
     (b) If you violate this Agreement by bringing or maintaining a lawsuit contrary to this Section 3, you will pay all costs and expenses of the Company and/or related persons in defending against such charges, claims, or actions brought by you or on your behalf, including, without limitation, reasonable attorney’s fees, and will be required to give back, at the Company’s sole discretion, the value of anything paid or granted by the Company in exchange for this Agreement. The remedies set forth in this Section 3(b) shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith.
     (c) The phrase “the Company and/or related persons,” as used in this Section 3 and anywhere else in this Agreement, means the Company, its subsidiaries, affiliates, and divisions, their respective successors and assigns, and all of their past and present directors, officers, representatives, stockholders, agents, employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.
     (d) This Agreement and your promise not to sue is binding on you and your heirs, legal representatives, and assigns. You do not waive any rights to vested benefits under the Company’s Pension Plan, Retirement Savings Plan, or Supplemental Excess Defined Contribution Plan nor any rights under applicable Workers’ Compensation laws.
     4. Employee Review. You acknowledge that you have read this Agreement in its entirety, fully understand its meaning, and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for twenty-one (21) days the terms and provisions of this Agreement. We will keep the offer open for that period of time. You are advised to consult with an attorney before you sign this Agreement. You may execute this Agreement prior to the conclusion of the 21-day period, and if you elect to do so, you acknowledge that you have done so voluntarily. You further acknowledge and agree that in deciding to sign this Agreement you have not relied on any promises or commitments, whether oral or in writing, made to you by the Company or any of its directors, officers, or other representatives, except for those expressly stated in this Agreement.
     5. Revocation Period & Effective Date. You have the right to revoke this Agreement within seven (7) days after you sign it (the “Revocation Deadline”). Your notice of revocation must be in writing and addressed and delivered to the attention of Armando L. Castorena, Vice President—Human Resources, Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305, by hand delivery or by certified mail, return receipt requested, on or before the end of the seven-day period. This Agreement will not be effective or enforceable against the Company until the day immediately following the Revocation Deadline and such date will be the “Effective Date” of this Agreement. If you timely revoke this Agreement, it will not become effective, and you will not receive the separation benefits provided for in Section 2 above.
     6. Non-Disparagement/Non-Solicitation. You agree not to disparage, denigrate, or defame the Company and/or related persons, or any of their business products or services. You further agree that you will not, for a period of twelve (12) months following the Effective Date, solicit, take away, or attempt to take away, directly or indirectly, any customers or employees of the Company, either for yourself or as an employee of any person, firm, corporation, or other entity engaged in, or planning to engage in, the manufacture and sale of products and services that are competitive with those of the Company. You acknowledge and agree that your breach of the covenants contained in this Section 6 will cause immediate and irreparable harm to the Company, that the restrictions of this Section 6 are reasonable, and that the Company shall be entitled to injunctive relief to enjoin any continuing breach of this Section 6 and to actual and consequential damages resulting therefrom.
     7. Non-Competition. You agree that you will not, for a period of thirty-six (36) months following the Effective Date, in any geographic location where the Company conducts business, directly or indirectly, own, control, operate, manage, join, or participate in as an officer, director, shareholder, employee, associate, consultant or provider of services, any corporation or other entity that manufactures products or provides services that are competitive with the Company.
     8. Confidential and Proprietary Information of the Company. During your employment with the Company, you had access to much of the Company’s confidential information including but not limited to: product margins, product strengths and weaknesses, Company policies, objectives, strategies, long range plans, plans for market product development, financial information, payroll information, personnel information and other similar information. You agree that you will not disclose any of the confidential information gained in your position with the Company to the advantage of a Company competitor or to the Company’s disadvantage. You will also continue to abide by all confidentiality restrictions pursuant to other agreements which you have executed with the Company prior to the date of this Agreement.
     9. Indemnification of Tax Liability. You acknowledge and agree that any tax consequence resulting from any payment and benefit described in this Agreement is solely your responsibility, and you further agree to indemnify the Company for any tax liability, penalty, or interest the Company may incur as a result of any such payment and benefit.
     10. Entire Agreement; Assignment; Modification. Unless otherwise stated herein, this Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter in this Agreement. Prior agreements between the parties concerning confidentiality, non-disclosure, non-disparagement, non-competition and non-solicitation shall, however, remain in full force and effect to the extent that such agreements provided greater protection to the Company than the confidentiality, non-disclosure, non-disparagement, non-competition and non-solicitation provisions set forth in this Agreement. You agree that the Company may assign its rights and privileges under this Agreement without your express consent, and the Company’s rights under this Agreement will automatically inure to the benefit of any successor of the Company. This Agreement cannot be changed or modified except by written agreement signed by you and the Company.
     11. Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement (other than an action by the Company to enforce the non-disparagement, non-solicitation, non-competition, and confidentiality provisions set forth herein, which may be brought in any court of competent jurisdiction) shall be brought and prosecuted only in the Chancery Court in New Castle County, Delaware or a federal court in the State of Delaware.
     12. Interpretation and Severability. All payments made pursuant to this Agreement are intended to be exempt from or in compliance with Section 409A of the Internal Revenue Code and this Agreement will be interpreted accordingly. Any provision of this Agreement that is not exempt from or in compliance with Section 409A shall be amended, voided, and/or reformed to the extent necessary to comply with Section 409A. You agree that if any part or provision of this Agreement is deemed by any court to be unlawful or void or voidable for any reason, the remainder shall remain in full force and effect.

     I have read this SEPARATION AGREEMENT and I understand all of its terms. I hereby enter into and sign this SEPARATION AGREEMENT knowingly and voluntarily, with full knowledge of what it means.

GARDNER DENVER, INC.
By:	/s/ Barry Pennypacker
	Name:	Barry Pennypacker
	Title:	President & CEO

Dated: November 3, 2010

Accepted by:
/s/ Helen W. Cornell
Helen W. Cornell

Dated: November 3, 2010

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